CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-182482 of our report dated June 29, 2012, relating to the consolidated financial statements of The Tile Shop, LLC and Subsidiary appearing in the Prospectus, which is a part of such Registration Statement , and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 26, 2012